Exhibit 10.1

Execution Version

Deal CUSIP Number: 57385KAE0

Revolving Facility CUSIP Number: 57385KAF7

THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of

October 22, 2026,

among

MARVELL TECHNOLOGY, INC.

the LENDERS Party Hereto

BANK OF AMERICA, N.A.,

as the Administrative Agent

and

BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., CITIBANK, N.A.,

GOLDMAN SACHS BANK USA, HSBC BANK USA, NATIONAL

ASSOCIATION, MIZUHO BANK, LTD., MUFG BANK, LTD., SUMITOMO

MITSUI BANKING CORPORATION AND WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Bookrunners

and

CITIBANK, N.A., GOLDMAN SACHS BANK USA, HSBC BANK USA,

NATIONAL ASSOCIATION, MIZUHO BANK, LTD., MUFG BANK, LTD.,

SUMITOMO MITSUI BANKING CORPORATION AND WELLS FARGO

SECURITIES, LLC,

as Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.06	—	Litigation
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.03	—	[Reserved]
Schedule 9.01	—	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	Form of Solvency Certificate
Exhibit F-1 – F-4	—	Forms of U.S. Tax Compliance Certificate
Exhibit G	—	Form of Notice of Loan Prepayment

THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of October 22, 2026, among MARVELL TECHNOLOGY, INC., a Delaware corporation, the LENDERS party hereto and BANK OF AMERICA, N.A., as the Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lender” has the meaning specified in Section 2.18(a).

“Acquisition” means any acquisition, or series of related acquisitions (including pursuant to any amalgamation, merger or consolidation), of property that constitutes (a) assets comprising all or substantially all of a division, business or operating unit or product line of any Person or (b) all or substantially all of the Equity Interests in a Person.

“Acquisition Indebtedness” means any Indebtedness of the Company or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, an Acquisition and any related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Persons or assets to be acquired); provided that either (x) the release of the proceeds thereof to the Company and the Subsidiaries is contingent upon the substantially simultaneous consummation of such Acquisition (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition, or if such Acquisition is otherwise not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness, then, in each case, such proceeds are, and pursuant to the terms of such definitive documentation are required to be, promptly applied to satisfy and discharge all obligations of the Company and the Subsidiaries in respect of such Indebtedness) or (y) such Indebtedness contains a “special mandatory redemption” provision (or a similar provision) if such Acquisition is not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition or such Acquisition is otherwise not consummated by the date so specified, such Indebtedness is, and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged promptly after such termination or such specified date, as the case may be).

“Administrative Agent” means Bank of America, in its capacity as the administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Lenders.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Lenders.

“Agreement” means this Third Amended and Restated Revolving Credit Agreement.

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 hereof, then the Alternate Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act 2010 and all other laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Percentage” means at any time, with respect to any Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time. If all the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Loan that is an ABR Loan, a Daily SOFR Loan or a Term SOFR Loan, or with respect to the Revolving Commitment Fees, the applicable rate per annum set forth below under the applicable caption “ABR Spread”, “Daily SOFR Spread and Term SOFR Spread” or “Revolving Commitment Fee Rate”, as the case may be, based upon the Senior Unsecured Ratings in effect on such date.

Senior Unsecured Ratings (S&P/Moody’s/Fitch)	ABR Spread (per annum)	Daily SOFR Spread and Term SOFR Spread (per annum)	Revolving Commitment Fee Rate (per annum)
Level 1 A-/A3/A- or above	0.000%	0.875%	0.075%
Level 2 BBB+/Baa1/BBB+	0.000%	1.000%	0.080%
Level 3 BBB/Baa2/BBB	0.125%	1.125%	0.100%
Level 4 BBB-/Baa3/BBB-	0.250%	1.250%	0.150%
Level 5 BB+/Ba1/BB+ or below	0.500%	1.500%	0.200%

For purposes of the foregoing, (a) if any Rating Agency shall not have in effect a Senior Unsecured Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then (i) if only one Rating Agency shall not have in effect a Senior Unsecured Rating, the Level then in effect shall be determined by reference to the remaining two effective Senior Unsecured Ratings, (ii) if two Rating Agencies shall not have in effect a Senior Unsecured Rating, one of such Rating Agencies shall be deemed to have in effect a Senior Unsecured Rating in Level 5 and the Level then in effect shall be determined by reference to such deemed Senior Unsecured Rating and the remaining effective Senior Unsecured Rating and (iii) if no Rating Agency shall have in effect a Senior Unsecured Rating, then Level 5 shall apply, (b) if the Senior Unsecured Ratings in effect or deemed to be in effect shall fall within different Levels, then (i) if three Senior Unsecured Ratings are in effect, then either (x) if two of the three Senior Unsecured Ratings are in the same Level, such Level shall apply or (y) if all three of the Senior Unsecured Ratings are in different Levels, then the Level corresponding to the middle Senior Unsecured Rating shall apply and (ii) if only two Senior Unsecured Ratings are in effect or deemed to be in effect, the Level then in effect shall be based on the higher of the two Senior Unsecured Ratings unless one of the two Senior Unsecured Ratings is two or more Levels lower than the other, in which case the Level then in effect shall be determined by reference to the Level next below that of the higher of the two Senior Unsecured Ratings, and (c) if the Senior Unsecured Ratings established or deemed to have been established by any Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by such Rating Agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to this Agreement or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any

Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of a Senior Unsecured Rating from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Senior Unsecured Rating of such Rating Agency most recently in effect prior to such change or cessation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., JPMorgan Chase Bank, N.A., Citibank, N.A., Goldman Sachs Bank USA, HSBC Bank USA, National Association, Mizuho Bank, Ltd., MUFG Bank, Ltd., Sumitomo Mitsui Banking Corporation and Wells Fargo Securities, LLC in their capacities as the joint lead arrangers and joint bookrunners for the Revolving Facility.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed).

“Assumption Agreement” has the meaning set forth in Section 6.04(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, liquidator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a

Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan Investor” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Company for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s office is located.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons shall have acquired beneficial ownership (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder) of more than 50% of the outstanding Voting Shares in the Company or (b) during any period of 12 consecutive months, commencing on or after the Effective Date, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated, elected, appointed or approved (either by a specific vote or by approval by such directors of a proxy statement in which such member was named as a nominee for election as a director) by the directors then in office) cease to constitute a majority of the Board of Directors of the Company.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.13.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” means the Revolving Facility Commitment Letter with respect to the Revolving Facility dated October 2, 2026, among the Company and the Arrangers.

“Communication” has the meaning assigned to such term in Section 9.06(b).

“Company” means Marvell Technology, Inc., a Delaware corporation, and any successor thereto permitted under Section 6.04(a)(B).

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit C or any other form approved by the Administrative Agent in its reasonable discretion (which approval shall not be unreasonably withheld or delayed).

“Confidential Information Memorandum” means the Confidential Information Memorandum dated October 1, 2026 relating to the credit facilities provided for herein.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent and in consultation with the Company, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Company) determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis Consolidated Operating Income From Continuing Operations for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Operating Income From Continuing Operations, the sum for such period of:

(i) all amounts attributable to depreciation and amortization;

(ii) all other non-cash charges, provided that any cash payment made with respect to any non-cash charge added back pursuant to this clause (ii) in computing Consolidated EBITDA for any prior period shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made;

(iii) other cash restructuring, severance and charges, including costs associated with discontinued operations or exiting of businesses, in an aggregate amount, in the case of this clause (iii), not in excess of 15% Consolidated EBITDA (calculated prior to giving effect to this clause (iii)) in any period of four fiscal quarters;

(iv) other extraordinary, unusual or non-recurring cash charges;

(v) non-cash stock-based compensation;

(vi) any losses during such period as a result of a change in accounting principles;

(vii) any currency translation losses for such period relating to currency hedges or remeasurements of Indebtedness;

(viii) any transaction fees, commissions, costs or expenses (or any amortization thereof) relating to any Acquisition or joint venture investment, Disposition, issuance of Equity Interests, recapitalization or the incurrence, prepayment, amendment, modification, restructuring or refinancing of Indebtedness (including the Loans), in each case, not prohibited hereunder or occurring prior to the Effective Date (whether or not successful) for such period; and

(ix) any earn-out or similar contingent consideration payments actually made to sellers during such period in connection with any Acquisition, and any losses for such period arising from the remeasurement of the fair value of any liability recorded with respect to any earn-out or similar contingent consideration arising from any Acquisition; minus

(b) without duplication and to the extent included in determining such Consolidated Operating Income From Continuing Operations, the sum for such period of:

(i) any non-cash items of income;

(ii) any extraordinary, unusual or non-recurring items of income;

(iii) any gains during such period as a result of a change in accounting principles; and

(iv) any currency translation gains for such period relating to currency hedges or remeasurement of Indebtedness;

provided that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any Disposition. For the purposes of calculating Consolidated EBITDA for any period, if at any time during such period the Company or any Subsidiary shall have made a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be determined giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated Net Tangible Assets” means, at any date, (a) total assets of the Company and the Subsidiaries (minus applicable reserves) determined on a consolidated basis in accordance with GAAP minus (b) the sum of (i) current liabilities of the Company and the Subsidiaries, except for current maturities of long-term Indebtedness and Capital Lease Obligations and (ii) goodwill and other intangible assets of the Company and the Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements of the Company most recently delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of such financial statements, the consolidated financial statements of the Company referred to in Section 3.04).

“Consolidated Operating Income From Continuing Operations” means, for any period, the consolidated operating income (or loss) of the Company and its Subsidiaries from continuing operations for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) Indebtedness for borrowed money, including the Loans, (b) Indebtedness evidenced by bonds, debentures, notes or other similar instruments, (c) Capital Lease Obligations, (d) any other Indebtedness that would be reflected in the “Long-Term Debt” line of a consolidated balance sheet of the Company prepared in accordance with GAAP and (e) the current portion of any Indebtedness referred to in the preceding clause (d); provided that, for purposes of determining Consolidated Total Indebtedness, at any time after the definitive agreement for any Material Acquisition shall have been executed, any Acquisition Indebtedness with respect to such Material Acquisition, unless such Acquisition shall have been consummated, shall be disregarded.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent and each Lender.

“Daily SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Daily SOFR Loan” means a Loan bearing interest based upon Daily SOFR.

“Daily SOFR Successor Rate” has the meaning has the meaning specified in Section 2.11(b).

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (not otherwise waived in accordance with the terms hereof) (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (d) has become, or is a subsidiary of a Person that has become, the subject of a Bankruptcy Event or a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of the foregoing clauses, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company and each other Lender promptly following such determination.

“Disposition” means any sale, transfer or other disposition, or series of related sales, transfers, or dispositions (including pursuant to any merger, amalgamation or consolidation), of property that constitutes (a) assets comprising all or substantially all of a division, business or operating unit or product line of any Person or (b) all or substantially all of the Equity Interests in a Person.

“Documentation Agents” means Citibank, N.A., Goldman Sachs Bank USA, HSBC Bank USA, National Association, Mizuho Bank, Ltd., MUFG Bank, Ltd., Sumitomo Mitsui Banking Corporation and Wells Fargo Securities, LLC in their capacities as documentation agents for the Revolving Facility.

“dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Copy” has the meaning specified in Section 9.06(b).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person), a Defaulting Lender, the Company or any Subsidiary or other Affiliate of the Company.

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees, directives, laws, injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, generation, use, handling, transportation, storage, treatment, disposal, Release or threatened Release or the classification, registration, disclosure or import of, or exposure to, any toxic or hazardous materials, substance or waste or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) any exposure to any Hazardous Material, (d) the Release or threatened Release of any Hazardous Material or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any Subsidiary, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (h) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” has the meaning set forth in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exiting Lender” has the meaning set forth in Section 9.19(a).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Company under Section 2.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Revolving Credit Agreement” means that certain Second Amended and Restated Revolving Credit Agreement, dated as of June 30, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Effective Date), by and among the Company, the lenders party thereto and Bank of America, N.A. as administrative agent for the lenders.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the Revolving Facility Fee Letter dated October 2, 2026, between the Company, BofA Securities, Inc. and the Administrative Agent.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, vice president-treasury, treasurer or controller of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision of any thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Company)).

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per-and polyfluoroalkyl substances, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement. The amount of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Incremental Amendment” has the meaning specified in Section 2.19(d).

“Incremental Commitment” has the meaning specified in Section 2.19(a).

“Incremental Facility Closing Date” has the meaning specified in Section 2.19(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers, employees or consultants and (iii) any purchase price adjustment or earnout incurred in connection with an Acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout becomes payable), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, and (i) all Guarantees by such Person of Indebtedness of others; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue or (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.05, which shall be, in the case of any such written request, in the form of Exhibit D or any other form approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed).

“Interest Payment Date” means, (a) as to any Loan other than a Daily SOFR Loan or an ABR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan or Daily SOFR Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Company in its Borrowing Request, or such other period that is twelve months or less requested by the Company and consented to by all the Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Lender-Related Person” has the meaning assigned to it in Section 9.03(d).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Assumption Agreement (if any) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.07(c).

“Loan Modification Agreement” means a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Company, among the Company, one or more Accepting Lenders and the Administrative Agent.

“Loan Modification Offer” has the meaning specified in Section 2.18(a).

“Loans” means the loans made by the Lenders to the Company pursuant to this Agreement.

“Material Acquisition” means any Acquisition by the Company or any Subsidiary involving payment of consideration of $150,000,000 or more.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.

“Material Disposition” means any Disposition by the Company or any Subsidiary involving receipt of consideration of $150,000,000 or more.

“Material Indebtedness” means Indebtedness (other than under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate outstanding principal amount of $200,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” under Rule 1-02(w) of Regulation S-X under the Securities Act, as amended.

“Maturity Date” means the means the fifth anniversary of the Effective Date, provided, however, that, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning set forth in Section 9.13.

“MNPI” means material information concerning the Company, any Subsidiary or any Affiliate of any of the foregoing, or any of their securities, that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Company, the Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Ratings, or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Accepting Lender” has the meaning specified in Section 2.18(a).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed)), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) the due and punctual payment by the Company of the principal of and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) the due and punctual payment or performance by the Company of all other monetary obligations under this Agreement or any other Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Amendments” has the meaning specified in Section 2.18(c).

“Permitted Liens” means:

(a) Liens imposed by law for Taxes that are not yet overdue for a period of more than 30 days or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company and the Subsidiaries, taken as a whole;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with securities intermediaries; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking regulations;

(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company and the Subsidiaries in the ordinary course of business;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(l) deposits of cash with the owner or lessor of premises leased and operated by the Company or any Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;

(m) Liens on cash and cash equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder;

(n) Liens that are contractual rights of set-off; and

(o) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business;

provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness, other than Liens referred to clauses (c), (d) or (k) above securing letters of credit, bank guarantees or similar instruments (and in the case of clause (m) above, Liens securing such Indebtedness to be satisfied or discharged).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.01(d).

“Prime Rate” means a rate of interest per annum that is set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Qualified Acquisition” has the meaning set forth in Section 6.06.

“Rating Agencies” means S&P, Moody’s and Fitch.

“Recipient” means the Administrative Agent, any Lender or any combination thereof (as the context requires).

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Indemnitee Parties” means, with respect to any specified Person, (a) any controlling Person or controlled Affiliate of such Person, (b) the respective directors, officers or employees of such Person or any of its controlling Persons or controlled Affiliates, and (c) the respective agents of such Person or any of its controlling Persons or controlled Affiliates, in the case of this clause (c), acting at the instructions of such Person, controlling person or such controlled Affiliate.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and the aggregate amount of the unused Revolving Commitments at such time.

“Rescindable Amount” has the meaning as defined in Section 2.04(c).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the Financial Officer or the chief executive officer, general counsel or another executive officer of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Responsible Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.19 or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $3,000,000,000.

“Revolving Commitment Fee” has the meaning set forth in Section 2.09(a).

“Revolving Commitment Increase” has the meaning specified in Section 2.19(a).

“Revolving Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Loans at such time.

“Revolving Facility” means the revolving credit facility provided for herein, including the Revolving Commitments and the Loans.

“S&P” means S&P Global Ratings, or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Subsidiary whereby the Company or such Subsidiary sells or transfers such property to any Person and the Company or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions (at the date of this Agreement, the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic regions in Ukraine and non-government controlled areas of the Zaporizhzhia and Kherson regions in Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or any other relevant sanctions authority, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any Person or Persons described in the preceding clauses (a) and (b), or (d) any Person otherwise the subject or target of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom or any other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 2.11(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Senior Unsecured Rating” means, with respect to any Rating Agency as of any date of determination, (a) the rating by such Rating Agency of the senior unsecured long-term indebtedness that is not Guaranteed by any Person or subject to any other credit enhancement of the Company or (b) if, and only if, such Rating Agency shall not have in effect the rating referred to in clause (a), the Company’s “corporate credit” (however denominated) rating assigned by such Rating Agency.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Successor Rate” has the meaning specified in Section 2.11(b).

“Syndication Agent” means JPMorgan Chase Bank, N.A., in its capacity as syndication agent for the Revolving Facility.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 2.11(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Successor Rate” has the meaning specified in Section 2.11(b).

“Transactions” means (a) the execution, delivery and performance by the Company of the Loan Documents, the borrowing of the Loans and the use of proceeds thereof, and (b) the payment of fees and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR, Daily SOFR or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Shares” means, with respect to any Person, outstanding shares of capital stock or other Equity Interests of any class of such Person entitled to vote in the election of directors, or otherwise to participate in the direction of the management and policies, of such Person, excluding shares or other Equity Interests entitled so to vote or participate only upon the happening of some contingency.

“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Company and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Term SOFR Loan” or “Term SOFR Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified, and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed (other than for purposes of Sections 3.04, 5.01(a) and 5.01(b)), and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to (x) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness at “fair value”, as defined therein, or (y) any other accounting principle that results in any Indebtedness being reflected on a balance sheet at an amount less than the stated principal amount thereof, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change in accounting for leases resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2016.

(b) All pro forma computations required to be made hereunder giving effect to any Material Acquisition, Material Disposition or other transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Material Acquisition, Material Disposition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

SECTION 1.05. Currency Translation. For purposes of any determination under Article VI or VII, amounts incurred or outstanding, or proposed to be incurred or outstanding, in currencies other than dollars shall be translated into dollars at the currency exchange rates in effect on the date of such determination; provided that (a) for purposes of any determination under Sections 6.01 and 6.02, the amount of each applicable transaction denominated in a currency other than dollars shall be translated into dollars at the applicable currency exchange rate in effect on the date of the consummation thereof, which currency exchange rates shall be determined reasonably and in good faith by the Company, and (b) for purposes of the Leverage Ratio, any other financial test and the related definitions, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates then most recently used in preparing the consolidated financial statements of the Company. Notwithstanding anything to the contrary set forth herein, but subject to clause (b) above, (i) no Default shall arise as a result of any limitation or threshold expressed in dollars in this Agreement being exceeded in respect of any transaction solely as a result of changes in currency exchange rates from those applicable for determining compliance with this Agreement at the time of, or at any time following, such transaction and (ii) in the case of any Indebtedness outstanding under any clause of Section 6.01 or secured under any clause of Section 6.02 that contains a limitation expressed in dollars and that, as a result of changes in exchange rates, is so exceeded, such Indebtedness will be permitted to be refinanced notwithstanding that, after giving effect to such refinancing, such excess shall continue.

SECTION 1.06. [Reserved].

SECTION 1.07. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

SECTION 1.08. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans in dollars to the Company from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans, Daily SOFR Loans or Term SOFR Loans as the Company may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Term SOFR Borrowing that results from a continuation of an outstanding Term SOFR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Term SOFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert to or continue, any Term SOFR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Company shall notify the Administrative Agent of such request by telephone or in writing (a) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, two Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or a Daily SOFR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing (or, in each case of clause (a) and (b), such later time as the Administrative Agent may agree, in its sole discretion). Each such telephonic and written Borrowing Request shall be irrevocable and shall be made (or, if telephonic, confirmed promptly) by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing, Daily SOFR Borrowing or a Term SOFR Borrowing;

(iv) in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account of the Company to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time (or, in the case of ABR Loans, such later time as shall be two hours after the delivery by the Company of a Borrowing Request therefor in accordance with Section 2.03), in each case, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Company by promptly remitting the amounts so received, in like funds, to an account of the Company.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Company, the interest rate applicable to ABR Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Company has not in fact made such payment; (2) the

Administrative Agent has made a payment in excess of the amount so paid by the Company (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Company may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone or in writing by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic and written Interest Election Request shall be irrevocable and shall be made (or, if telephonic, confirmed promptly) by hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, Daily SOFR Borrowing or a Term SOFR Borrowing; and

(iv) if the resulting Borrowing is to be a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Company fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term SOFR Borrowing for an additional Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Section 7.01 has occurred and is continuing with respect to the Company, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, has notified the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination and Reduction of Revolving Commitments.

(a) Unless previously terminated, the Revolving Commitments shall automatically terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time permanently reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent) on or prior to the specified effective date if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) (i) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b) The records maintained by the Administrative Agent and the Lenders shall (in the case of the Lenders, to the extent they are not inconsistent with the records maintained by the Administrative Agent pursuant to Section 9.04(b)(iv)) be prima facie evidence of the existence and amounts of the obligations of the Company in respect of the Loans, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Company to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.08. Prepayment of Loans. (a) The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section.

(b) The Company shall notify the Administrative Agent by delivery of a Notice of Loan Prepayment of any optional prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, two Business Days before the date of prepayment, (ii) in the case of prepayment of a Daily SOFR Borrowing, not later than 11:00 a.m., New York City time, two Business Days before the date of prepayment and (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Borrowing or Borrowings to be prepaid and the principal amount of each such Borrowing or portion thereof to be prepaid; provided that if a notice of optional prepayment of Borrowings is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Revolving Commitment Fee”), which shall accrue at the Applicable Rate on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued Revolving Commitment Fees in respect of the Revolving Commitments shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All Revolving Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to (i) in the case of the Revolving Commitment Fees, the Administrative Agent for distribution to the Lenders entitled thereto and (ii) in the case of any fees payable to the Administrative Agent for its own account, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate. The Loans comprising each Daily SOFR Borrowing shall bear interest at Daily SOFR plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of overdue interest on any Loan or overdue fees with respect to any Revolving Commitment, 2.00% per annum plus the rate applicable to ABR Loans, as provided in paragraph (a) of this Section, or (iii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans, as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Daily SOFR or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Inability to Determine Rates(a) .

(a) If in connection with any request for a Daily SOFR Loan or a Term SOFR Loan or a conversion of ABR Loans or Daily SOFR Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.11(b), and the circumstances under clause (i) of Section 2.11(b) or the Scheduled Unavailability Date has occurred, (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed ABR Loan or (C) adequate and reasonable means do not otherwise exist for determining Daily SOFR for any determination date(s) or requested payment period, as applicable, with respect to a Daily SOFR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period or Daily SOFR, as applicable, with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or Daily SOFR Loans, as applicable, or to convert ABR Loans or Daily SOFR Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods or Daily SOFR Loans), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.11(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Company may revoke any pending request for a Borrowing of, or conversion to Daily SOFR Loans, or a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods or Daily SOFR Loans) or, failing that, will be deemed to have converted such request into a request for a Borrowing of (x) Daily SOFR Loans (to the extent not affected) or (y) to the extent Daily SOFR Loans are affected, ABR Loans, in each case, in the amount specified therein and (ii) any outstanding Term SOFR or Daily SOFR Loans, as applicable, shall be deemed to have been converted to (x) Daily SOFR Loans (to the extent not affected) or (y) to the extent Daily SOFR Loans are affected, ABR Loans, in each case, immediately or, in the case of Term SOFR Loans, immediately at the end of their respective applicable Interest Period.

(b) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(i) (A) with respect to Term SOFR, adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary or (B) with respect to Daily SOFR, adequate and reasonable means do not exist for ascertaining Daily SOFR because SOFR is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) (A) with respect to Term SOFR, CME or any successor administrator of the Term SOFR Screen Rate or a Relevant Governmental Body having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date or (B) with respect to Daily SOFR, the Federal Reserve Bank of New York (as the administrator of SOFR, or any successor administrator of SOFR) or any Relevant Governmental Body having jurisdiction over the Administrative Agent or such administrator with respect to its publication of SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which SOFR shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide SOFR (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate or SOFR, as applicable, are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, (x) with respect to Term SOFR, Term SOFR will be replaced hereunder and under any Loan Document with Daily SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this

Agreement or any other Loan Document (the “Term SOFR Successor Rate”) and (y) with respect to Daily SOFR, Daily SOFR will be replaced hereunder and under any Loan Document at the end of any relevant Interest Payment Date or payment period for interest calculated, as applicable, with an alternative benchmark rate as set forth in the second succeeding paragraph (the “Daily SOFR Successor Rate”, and together with the Term SOFR Successor Rate, the “Successor Rate”).

If the Successor Rate is Daily SOFR, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.11(b)(i) or (ii) have occurred with respect to the Daily SOFR or Successor Rate then in effect, then in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing Term SOFR, Daily SOFR or any then current Successor Rate in accordance with this Section 2.11 at the end of any Interest Period, relevant Interest Payment Date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent in consultation with the Company will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 2.11, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

SECTION 2.12. Increased Costs; Illegality. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) impose on any Lender or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time within 10 days following request of such Lender or other Recipient (accompanied by a certificate in accordance with paragraph (c) of this Section), the Company will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs or expenses incurred or reduction suffered; provided that such Lender or other Recipient shall only be entitled to seek such additional amounts if such Person is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities to the extent it is entitled to do so.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then, from time to time within 10 days following request of such Lender (accompanied by a certificate in accordance with paragraph (c) of this Section), the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such Lender shall only be entitled to seek such additional amounts if such Person is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities to the extent it is entitled to do so.

(c) A certificate of a Lender setting forth the basis for and, in reasonable detail (to the extent practicable), computation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs, expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or the applicable lending office of such Lender to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR or to charge interest with respect to any Loan, or to determine or charge interest rates, based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Company and the Administrative Agent, (i) any obligation of such Lender to make, maintain or fund any Daily SOFR Loan or Term SOFR Loan, or to continue any Term SOFR Loan or convert any Daily SOFR Loan or ABR Loan into a Term SOFR Loan, or to charge interest with respect to any Loan, or to determine or charge interest rates, based upon SOFR or Term SOFR, in each case, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent) prepay or, if applicable, convert all Term SOFR Loans or Daily SOFR Loans of such Lender to (x) Daily SOFR Loans (to the extent not affected) or (y) to the extent Daily SOFR Loans are affected, ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans or Daily SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans or Daily SOFR Loans, as applicable, and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR or Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or Term SOFR. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof), (d) the failure to prepay any Term SOFR Loan on a date specified therefor in any notice of prepayment given by the Company (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.16, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event (but not lost profits) within 10 days following request of such Lender (accompanied by a certificate described below in this Section). Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the applicable interbank market. A certificate of any Lender delivered to the Company and setting forth the basis for and, in reasonable detail (to the extent practicable), computation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Company. The Company shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent within 10 days after demand therefor for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company and the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii)(A), 2.14(f)(ii)(B) and 2.14(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender under any Loan Document would be subject to Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) For purposes of this Section, the term “applicable law” includes FATCA.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Company shall make each payment or prepayment required to be made by it hereunder or under any other Loan Document prior to the time required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person that is an Eligible Assignee (as such term is defined herein from time to time). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, delivers a notice under Section 2.12(e) or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Company) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.12(e), as applicable, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation within 10 days following request of such Lender (accompanied by reasonable (to the extent practicable) back-up documentation relating thereto).

(b) If (i) any Lender requests compensation under Section 2.12, (ii) any Lender delivers a notice under Section 2.12(e), (iii) the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iv) any Lender has become a Defaulting Lender, (v) any Lender is a Non-Accepting Lender in accordance with Section 2.18 or (vi) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), it being understood that the processing and recordation fee referred to in such Section shall be paid by the Company or the assignee (and the assignor Lender shall not be responsible therefor), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.14) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received the prior written consent of the Administrative Agent (solely to the extent the Administrative Agent’s consent would have been required for an assignment to such Eligible Assignee pursuant to Section 9.04), which consent shall not be unreasonably withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender) from the assignee (in the case of such principal and accrued interest and fees) or the Company (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Revolving Commitment Fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender;

(b) the Revolving Commitment and the Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof; and

(c) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.15(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Revolving Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender irrevocably consents hereto.

In the event that the Administrative Agent and the Company each agree that a Defaulting Lender that is a Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine to be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, and such Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any Revolving Commitment Fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section during such period shall be binding on it).

The Company may terminate the unused amount of the Revolving Commitment of any Lender that is a Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Company, the Administrative Agent or any Lender may have against such Defaulting Lender.

The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, any Lender or the Company may at any time have against, or with respect to, such Defaulting Lender.

SECTION 2.18. Certain Permitted Amendments.

(a) The Company may, by written notice to the Administrative Agent from time to time beginning on the Effective Date, but not more than (x) three times during the term of this Agreement and (y) once during any twelve-month period (in each case, with no more than one such offer outstanding at any one time), make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. In the event that such notice is given to the Administrative Agent as set forth herein and the Administrative Agent notifies a Lender of the contents thereof, such Lender shall, on or before the day that is fifteen (15) days following the date of such notification, advise the Administrative Agent in writing whether or not such Lender accepts the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and if any Lender fails so to advise the Administrative Agent, such Lender shall be deemed to have not accepted such Loan Modification Offer. Notwithstanding anything to the contrary in Section 9.02, each Permitted Amendment shall only require the consent of the Company, the Administrative Agent and the Accepting Lenders, and each Permitted Amendment shall become effective only with respect to the Loans of the Accepting Lenders. In connection with any Loan Modification Offer, the Company may, at its sole option, with respect to one or more of the Lenders that are not Accepting Lenders (each, a “Non-Accepting Lender”) replace such Non-Accepting Lender pursuant to Section 2.16(b). Upon the effectiveness of any Permitted Amendment and any assignment of any Non-Accepting Lender’s Revolving Commitments pursuant to Section 2.16(b), subject to the payment of applicable amounts pursuant to Section 2.13 in connection therewith, the Company shall be deemed to have made such borrowings and repayments of the Loans, and the Lenders shall make such adjustments of outstanding Loans between and among them, as shall be necessary to effect the reallocation of the Revolving Commitments such that, after giving effect thereto, the Loans shall be held by the Lenders (including the Eligible Assignees as the new Lenders) ratably in accordance with their Applicable Percentages.

(b) The Company and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Revolving Commitments of the Accepting Lenders, including any amendments necessary to treat the applicable Loans and/or Revolving Commitments of the Accepting Lenders as a new “Class” or “Tranche” of loans and/or commitments hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Effective Date under this Agreement.

(c) “Permitted Amendments” means any or all of the following: (i) an extension of the Maturity Date applicable solely to the Loans and/or Revolving Commitments of the Accepting Lenders by one year (provided, that, after giving effect to any such extension, such Maturity Date may be no later than the fifth anniversary of the date of such extension), (ii) an increase in the interest rate with respect to the Loans and/or Revolving Commitments of the Accepting Lenders, (iii) the inclusion of additional fees to be payable to the Accepting Lenders in connection with the Permitted Amendment (including any commitment fees and upfront fees), (iv) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “Class” or “Tranche” of loans and/or commitments resulting therefrom; provided that extensions of Borrowings shall be made pro rata across “Classes” or “Tranches” of loans and/or commitments and payments of principal and interest on Loans (including Loans of Accepting Lenders) shall continue to be shared pro rata in accordance with Section 2.15, except that notwithstanding Section 2.15 the Loans and Revolving Commitments of the Non-Accepting Lenders shall be repaid and terminated on their applicable Maturity Date, and shall be so repaid or terminated without any pro rata reduction of the commitments and repayment of Loans of Accepting Lenders with a different Maturity Date and (v) such other amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to give effect to the foregoing Permitted Amendments.

(d) This Section 2.18 shall supersede any provision in Section 2.15 and 9.02 to the contrary. Notwithstanding any reallocation into extending and non-extending “Classes” or “Tranches” in connection with a Permitted Amendment, all Loans to the Company under this Agreement shall rank pari-passu in right of payment.

SECTION 2.19. Increase to Commitments.

(a) Incremental Commitments. The Company may from time to time after the Effective Date, by written notice to the Administrative Agent, increase the Revolving Commitments (each, a “Revolving Commitment Increase” and any such commitment with respect to any Revolving Commitment Increase, an “Incremental Commitment”). Incremental Commitments may be provided by any existing Lender (but no existing Lender will have any obligation to provide any Incremental Commitment, and the Company will not have any obligation to approach any existing Lenders to provide any Incremental Commitment) or by any other bank or other financial institution that qualifies as an Eligible Assignee and is reasonably acceptable to the Company and the Administrative Agent (but, in the case of the Administrative Agent, only to the extent the Administrative Agent would otherwise have a consent right to an assignment of loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed).

(b) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment and the Incremental Commitments thereunder shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) no Event of Default shall have occurred and be continuing or would exist after giving effect to the establishment of such Incremental Commitments;

(ii) Immediately prior and after giving effect to the establishment of such Incremental Commitments, the representations and warranties set forth in the Loan Documents shall be true and correct as and to the extent required in Section 4.02(a);

(iii) the aggregate Incremental Commitments for any Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $10,000,000 (or if less, the entire remaining amount available for such institution) and shall be in an increment of $1,000,000 (or such lesser amounts as agreed by the Administrative Agent);

(iv) after giving effect to the establishment of such Incremental Commitments, the aggregate principal amount of all Incremental Commitments effected pursuant to this Section 2.19 and then outstanding shall not exceed an amount equal to $2,000,000,000; and

(v) such other conditions as the Company and each Lender providing any such Incremental Commitment shall agree.

(c) Required Terms. The terms, provisions and documentation of the Incremental Commitments of any Class shall be as agreed among the Company and the applicable Lenders providing such Incremental Commitments; provided any Incremental Commitments shall be on terms and conditions identical to the Revolving Commitments, except with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Company and the Lenders providing such Incremental Commitments.

(d) Incremental Amendment. Incremental Commitments shall become Revolving Commitments under this Agreement pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Company, the Lenders providing such Incremental Commitments and the Administrative Agent. Each Incremental Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.19 with respect to the establishment of any Incremental Commitments.

(e) Generally. This Section 2.19 shall supersede any provisions in Section 2.15 or Section 9.02 to the contrary.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Lenders, on the Effective Date and on each other date on which representations and warranties are required to be, or are deemed to be, made under the Loan Documents, that:

SECTION 3.01. Organization; Powers. The Company and each Subsidiary is (i) duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (ii) has all power and authority required for the ownership and operation of its properties and the conduct of its business as now conducted and (iii) is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required except, in the cases of clauses (ii) and (iii), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by the Company are within the Company’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes, and each other Loan Document, when executed and delivered by the Company, will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, winding-up or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or (ii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law, including any order of any Governmental Authority, except to the extent any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse

Effect, (c) do not require consent or approval, except such as have been obtained and are in full force and effect, under, and will not violate, the certificate of incorporation or bylaws of the Company, (d) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture or other agreement or instrument binding upon the Company or any Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Company or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case except to the extent that the foregoing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (e) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows (i) as of and for the fiscal year ended January 31, 2026, audited by and accompanied by the opinion of Deloitte & Touche LLP, and (ii) as of and for the fiscal quarter ended August 1, 2026. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since January 31, 2026, there has been no event or condition that has resulted, or would reasonably be expected to result, in a material adverse change in the business, assets, liabilities, operations or financial condition of the Company and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) The Company and each Subsidiary has good title to, or valid leasehold interests in, all its property material to its business, subject to Liens permitted by Section 6.02 and except (i) for defects in title that, individually or in the aggregate, do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary or (ii) for any failure to do so that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The Company and each Subsidiary owns, or is licensed to use, all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property that is necessary for the conduct of its business as currently conducted, without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property used by the Company or any Subsidiary in the operation of its business infringes upon, misappropriates or otherwise violates the rights of any other Person, except for any such infringements, misappropriations or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property owned or used by the Company or any Subsidiary is pending or, to the knowledge of the Company or any Subsidiary, threatened in writing against the Company or any Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) Except as set forth in Schedule 3.06, there are no actions, suits or proceedings by or before any Governmental Authority or arbitrator pending against or, to the knowledge of the Company or any Subsidiary, threatened in writing against the Company or any Subsidiary that (i) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any fact, incident, event or condition that could reasonably be expected to form the basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws. (a) The Company and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company and the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company and the Subsidiaries and their respective officers and employees and, to the knowledge of the Company or any Subsidiary, their respective directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or, to the knowledge of the Company or any Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Company or any Subsidiary, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from any credit facility established hereby, is a Sanctioned Person. The Transactions do not violate any Anti-Corruption Law, the USA PATRIOT Act or applicable Sanctions.

SECTION 3.08. Investment Company Status. The Company is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Company and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Company or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Events have occurred or are reasonably expected to occur that would, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as would not otherwise be reasonably expected to result in a Material Adverse Effect, neither the Company nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA that are not past due. No portion of the Company’s assets consist of “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plan Investors.

SECTION 3.11. Solvency. On the Effective Date, immediately after giving effect to the consummation of the Transactions to occur on such date, including the making of any Loans and the application of the proceeds thereof, (i) the fair value of the assets of the Company and the Subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company and the Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Company and the Subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Company and the Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iii) the Company and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (iv) the Company and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted.

SECTION 3.12. Disclosure. (a) The Confidential Information Memorandum and each of the other written reports, financial statements, certificates and other written information (other than financial projections and other forward-looking information and information of a general economic or industry-specific nature) furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document on or prior to the Effective Date is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto on or prior to the Effective Date). The financial projections and other forward-looking information that have been furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document on or prior to the Effective Date have been prepared in good faith based upon assumptions that are believed by the Company to be reasonable at the time such financial projections or other forward-

looking information are furnished to the Administrative Agent, any Arranger or any Lender, it being understood and agreed that financial projections and other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of the Company’s, or its Subsidiaries’ control, that no assurance can be given that any particular projections will be realized, that the financial projections or other forward-looking information is not a guarantee of financial performance and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material.

(b) If a Beneficial Ownership Certification is required to be delivered pursuant to Section 4.01(g), then, as of the Effective Date, the information set forth in such Beneficial Ownership Certification is true and correct in all respects. If a Beneficial Ownership Certification is required to be delivered pursuant to Section 6.04(a), then, as of the date of the delivery thereof, the information set forth in such Beneficial Ownership Certification is true and correct in all respects.

SECTION 3.13. Federal Reserve Regulations. Neither the Company nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry margin stock, to extend credit for others to purchase or carry margin stock or for any purpose that entails, and no other action will be taken by the Company and the Subsidiaries that would result in, a violation of Regulations T, U and X of the Board of Governors.

SECTION 3.14. Use of Proceeds. The Company will use the proceeds of the Loans for working capital in the ordinary course of business and for general corporate purposes of the Company and the Subsidiaries.

SECTION 3.15. [Reserved].

SECTION 3.16. Affected Financial Institutions. The Company is not an Affected Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received a counterpart of this Agreement executed by each party hereto (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page).

(b) The Administrative Agent shall have received written opinion letter (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Weil, Gotshal & Manges LLP in form and substance customary for financings of this type.

(c) The Administrative Agent shall have received (a) a certificate of the Company, dated the Effective Date and executed by the secretary or an assistant secretary of the Company attaching (i) a copy of the certificate of incorporation of the Company which shall, to the extent applicable, be certified as of a recent date prior to the Effective Date by the appropriate Governmental Authority, (ii) the bylaws of the Company, which shall be certified as of the Effective Date by the secretary or assistant secretary of the Company, (iii) signature and incumbency certificates of the officers of the Company executing each Loan Document and (iv) resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance of the Loan Documents, certified as of the Effective Date by such secretary or assistant secretary as being in full force and effect without modification or amendment, and (b) a good standing certificate from by the Secretary of State of Delaware dated the Effective Date or a recent date prior thereto.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer of the Company, certifying that, as of the Effective Date and after giving effect to the Transactions that are to occur on such date, (i) the representations and warranties of the Company set forth in the Loan Documents are true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects and (ii) no Default has occurred and is continuing.

(e) The Administrative Agent shall have received a certificate in the form of Exhibit E from the Company, dated the Effective Date and signed by its chief financial officer.

(f) All costs, expenses (including reasonable and documented legal fees and expenses) and fees contemplated by the Loan Documents, or otherwise agreed by the Company with the Arrangers, to be reimbursable or payable by or on behalf of the Company to the Arrangers (or their Affiliates), the Administrative Agent or the Lenders shall have been paid on or prior to the Effective Date, in each case, to the extent required to be paid on or prior to the Effective Date and, in the case of costs and expenses, invoiced at least three (3) Business Days prior to the Effective Date.

(g) The Lenders shall have received at least three Business Days prior to the Effective Date, to the extent reasonably requested by the Administrative Agent or any Lender at least ten Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation, including, to each Lender that so requests, a Beneficial Ownership Certification to the extent the Company qualifies as a “legal entity” customer under the Beneficial Ownership Regulation.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Revolving Credit Event. The obligation of each Lender to make a Loan on the occasion of each Borrowing (other than any conversion or continuation of any outstanding Loans) is subject to receipt of the Borrowing Request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Company set forth in the Loan Documents (other than, after the Effective Date, the representations set forth in Sections 3.04(b) and 3.06(a)) shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing, except in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be so true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case, on and as of such prior date.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

On the date of any Borrowing (other than any conversion or continuation of any outstanding Loans), the Company shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) shall have been paid in full, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent, on behalf of each Lender:

(a) within 90 days after the end of each fiscal year of the Company, commencing with the fiscal year ending January 31, 2027, its audited consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification, exception or emphasis (other than any qualification, exception or emphasis with respect to or resulting from an upcoming scheduled final maturity of any Loans occurring within one year from the time such opinion is delivered) and without any qualification, exception or emphasis as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its condensed consolidated balance sheet as of the end of such fiscal quarter, the related condensed consolidated statements of operations for such fiscal quarter and the then elapsed portion of the fiscal year and the related statements of cash flows for the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Company, (i) certifying as to whether a Default has occurred and is continuing on such date and, if a Default has occurred and is continuing on such date, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.06 and (iii) if any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Company most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) that has had, or would reasonably be expected to have, a significant effect on the calculations of the Leverage Ratio or Consolidated Net Tangible Assets, specifying the nature of such change and the effect thereof on such calculations;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or with any national securities exchange;

(e) promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Company or any Subsidiary (subject to the limitations described in the last sentence of Section 5.07), or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request in writing; and

(f) promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation.

Information required to be delivered pursuant to clause (a), (b) or (d) of this Section shall be deemed to have been delivered to the Lenders if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section to the Administrative Agent may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. Promptly after any Responsible Officer of the Company obtains actual knowledge thereof, the Company will furnish to the Administrative Agent written notice of the following:

(a) the occurrence of, or receipt by the Company of any written notice claiming the occurrence of, any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Company to the Administrative Agent and the Lenders, that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred would reasonably be expected to result in a Material Adverse Effect;

(d) any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification; or

(e) any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and its Subsidiaries taken as a whole, except, in the case of this clause (b), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction expressly permitted under Section 6.04(a).

SECTION 5.04. Payment of Taxes. The Company will, and will cause each Subsidiary to, pay its Taxes before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. [Reserved].

SECTION 5.06. [Reserved].

SECTION 5.07. Books and Records; Inspection and Audit Rights. The Company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in accordance, in all material respects, with GAAP and applicable law are made of all material dealings and transactions in relation to its business and activities. The Company will, and will cause each Subsidiary to, permit the Administrative Agent (acting on its own behalf or on behalf of any of the Lenders), and any agent designated by the Administrative Agent, upon reasonable prior notice, (a) to visit and reasonably inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that, the Administrative Agent may not exercise such rights more often than once during any calendar year and unless an Event of Default exists, the costs and expenses of such a visitation or inspection shall be the responsibility of the inspecting party or parties; provided, further, that when an Event of Default exists, the Administrative Agent (or any of their agents) may do any of the foregoing (at the expense of the Company) at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Company the opportunity to participate in any discussions with the Company’s independent accountants. Notwithstanding anything to the contrary in this Section, neither the Company nor any Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its agents) or to any Lender is prohibited by applicable law or any binding confidentiality agreement between the Company or any Subsidiary and a Person that is not the Company or any Subsidiary not entered into in contemplation of preventing such disclosure, inspection, examination or discussion or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product; provided the Company shall (x) use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate the applicable law or agreement, and (y) to the extent the Company is unable to disclose any such information, the Company shall notify the Administrative Agent if any such information is being withheld as a result of any such obligation of confidentiality (but solely if providing such notice would not violate such confidentiality obligation).

SECTION 5.08. Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, including all Environmental Laws, and all orders of any Governmental Authority, applicable to it, its operations or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company and the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.09. Use of Proceeds. (a) The proceeds of the Loans will be used for working capital in the ordinary course of business and general corporate purposes of the Company and the Subsidiaries.

(b) The Company will not request any Borrowing, and the Company will not use, and will procure that the Subsidiaries and its or their respective directors, officers, employees and agents will not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto, or (iv) directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or for any other purpose that would result in a violation of Regulations T, U and X of the Board of Governors.

ARTICLE VI

Negative Covenants

Until the Revolving Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) shall have been paid in full, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness existing on the Effective Date that either is set forth on Schedule 6.01 or has a committed or principal amount of not greater than $25,000,000 individually or $50,000,000 in the aggregate, and any renewals, extensions or refinancings thereof; provided that the principal amount of such Indebtedness is not increased at the time of such renewal, extension or refinancing thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension or refinancing;

(b) Indebtedness of any Subsidiary owed to the Company or any other Subsidiary; provided that such Indebtedness shall not have been transferred to any Person other than the Company or a Subsidiary;

(c) Guarantees by any Subsidiary of Indebtedness of any other Subsidiary; provided, that a Subsidiary shall not Guarantee any Indebtedness of any other Subsidiary that it would not have been permitted to incur under this Section if it were a primary obligor thereon;

(d) Indebtedness of any Subsidiary (i) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (ii) assumed in connection with the acquisition of any fixed or capital assets, and, in each case, any renewals, extensions or refinancings thereof; provided that the principal amount of such Indebtedness is not increased at the time of such renewal, extension or refinancing thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension or refinancing;

(e) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged, amalgamated or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in an Acquisition permitted hereunder; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger, amalgamation or consolidation) or such assets being acquired, and any renewals, extensions and refinancings thereof; provided that the principal amount of such Indebtedness is not increased at the time of such renewal, extension or refinancing thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension or refinancing;

(f) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of any Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance and other social security laws, (ii) bids, trade contracts, leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature and (iii) other obligations that do not constitute Indebtedness;

(g) Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;

(h) Indebtedness in the form of purchase price adjustments and earn-outs incurred in connection with any Acquisition or joint venture investment not prohibited hereunder;

(i) Capital Lease Obligations arising under any Sale/Leaseback Transaction;

(j) Indebtedness owing to any insurance company in connection with the financing of insurance premiums permitted by such insurance company in the ordinary course of business; and

(k) other Indebtedness; provided that at the time of and after giving pro forma effect to the incurrence of any such Indebtedness and the application of the proceeds thereof, the sum, without duplication, of (i) the aggregate outstanding principal amount of Indebtedness permitted by this clause (k) and (ii) the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by Section 6.02(k) does not exceed the greater of $400,000,000 and 15% of Consolidated Net Tangible Assets.

For purposes of determining compliance with this Section 6.01, if any item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (k) above, the Company shall, in its sole discretion, classify such item of Indebtedness (or any portion thereof) and may include the amount and type of such Indebtedness in one or more of the above clauses, and the Company may later reclassify such item of Indebtedness (or any portion thereof) and include it in another of such clauses in which it could have been included at the time it was incurred (but, except as set forth below with respect to clause (k), not into any clause under which it could not have been included at the time it was incurred) or, solely in the case of clause (k) above, at the time of such reclassification.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Permitted Liens;

(b) any Lien on any asset of the Company or any Subsidiary existing on the Effective Date and that either is set forth on Schedule 6.02 or encumbers property or assets with a fair market value, and securing obligations having a committed or principal amount, in each case, of not greater than $25,000,000 individually or $50,000,000 in the aggregate; provided that (i) such Lien shall not apply to any other asset of the Company or any Subsidiary (other than improvements or accessions thereto and the proceeds thereof) and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal or refinancing;

(c) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary securing Indebtedness, including Capital Lease Obligations, or other obligations incurred to finance such acquisition, construction or improvement and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal or refinancing; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens shall not apply to any other assets of the Company or any Subsidiary (other than improvements or accessions thereto and the proceeds thereof); provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);

(d) any Lien on any asset acquired by the Company or any Subsidiary after the Effective Date existing at the time of the acquisition thereof or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged, amalgamated or consolidated with or into the Company or a Subsidiary in a transaction permitted hereunder) after the Effective Date and prior to the time such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger, amalgamation or consolidation), as the case may be, (ii) such Lien shall not apply to any other assets of the Company or any Subsidiary (other than improvements or accessions thereto and the proceeds thereof) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated), as the case may be, and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal or refinancing;

(e) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.04, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(f) in the case of (i) any Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(g) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement for an Acquisition or other transaction permitted hereunder;

(h) Liens deemed to exist in connection with Sale/Leaseback Transactions;

(i) (i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Company and the Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(j) Liens on the net cash proceeds of any Acquisition Indebtedness held in escrow by a third party escrow agent prior to the release thereof from escrow; and

(k) other Liens; provided that at the time of and after giving pro forma effect to the incurrence of any such Lien (or any Indebtedness secured thereby and the application of the proceeds thereof), the sum, without duplication, of (i) the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by this clause (k) and (ii) the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted by Section 6.01(k) does not exceed the greater of $400,000,000 and 15% of Consolidated Net Tangible Assets.

For purposes of determining compliance with this Section 6.02, if any Lien (or any portion thereof) meets the criteria of more than one of the categories of Liens described in clauses (a) through (k) above and/or one or more of the clauses contained in the definition of “Permitted Liens”, the Company shall, in its sole discretion, classify such Lien (or such portion thereof) and may include such Lien (or such portion thereof) in one or more of such clauses, and the Company may later reclassify such Lien (or any portion thereof) and include it in another of such clauses in which it could have been included at the time it was incurred (but, except as set forth below with respect to clause (k), not into any clause under which it could not have been included at the time it was incurred) or, solely in the case of clause (k) above, at the time of such reclassification.

SECTION 6.03. [Reserved].

SECTION 6.04. Fundamental Changes. (a) The Company will not, and will not permit any Subsidiary to, amalgamate with, merge into or consolidate with any other Person, or permit any other Person to amalgamate with, merge into or consolidate with it, or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and, in the case of clause (D) below, the Company shall be in compliance on a pro forma basis with the covenant set forth in Section 6.06, (A) any Person may amalgamate, merge or consolidate with the Company in a transaction in which the Company is the surviving entity, (B) the Company may amalgamate, merge or consolidate with any Person in a transaction in which such Person is the surviving entity, provided that (1) such Person is a corporation organized under the laws of the State of Delaware, (2) prior to or substantially concurrently with the consummation of such amalgamation, merger or consolidation, (x) such Person shall execute and deliver to the Administrative Agent an assumption agreement (the “Assumption Agreement”), in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Person shall assume all of the obligations of the Company under this Agreement and the other Loan Documents, and (y) such Person shall deliver to the Administrative Agent such documents, certificates and opinions as the Administrative Agent may reasonably request relating to such Person, such amalgamation, merger or consolidation or the Assumption Agreement, all in form and substance reasonably satisfactory to the Administrative Agent, and (3) the Lenders shall have received, at least five Business Days prior to the date of the consummation of such amalgamation, merger or consolidation, (x) all documentation and other information regarding such Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested by the Administrative Agent or any Lender and (y) to the extent such Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Person, it being agreed that upon the execution and delivery to the Administrative Agent of the Assumption Agreement and the satisfaction of the other conditions set forth in this clause (B), such Person shall become a party to this Agreement, shall succeed to and assume all the rights and obligations of the Company under this Agreement and the other Loan Documents (including all obligations in respect of outstanding Loans) and shall thenceforth, for all purposes of this Agreement and the other Loan Documents, be the “Company”, (C) any Person (other than the Company) may amalgamate, merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (D) any Subsidiary may amalgamate with, merge into or consolidate with any Person (other than the Company) in a transaction permitted under paragraph (b) of this Section in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (E) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and its Subsidiaries taken as a whole and is not materially disadvantageous to the Lenders.

(b) The Company will not, and will not permit its Subsidiaries to, sell, transfer, lease or otherwise dispose of, directly or through any amalgamation, merger or consolidation and whether in one transaction or in a series of transactions, assets (including Equity Interests in Subsidiaries) representing all or substantially all of the assets of the Company and its Subsidiaries (whether now owned or hereafter acquired), taken as a whole.

SECTION 6.05. [Reserved].

SECTION 6.06. Leverage Ratio. The Company will not permit the Leverage Ratio on the last day of any fiscal quarter of the Company to exceed 4.00 to 1.00, commencing with the first fiscal quarter ended after the Effective Date; provided, that upon notice from the Company to the Administrative Agent of the occurrence of an Acquisition in which the aggregate consideration payable by the Company and its Subsidiaries is at least $500,000,000 (a “Qualified Acquisition”) (which notice shall be given at the election of the Company), for each of the four fiscal quarters of the Company immediately following such Qualified Acquisition (including the fiscal quarter of the Company in which such Qualified Acquisition was consummated and the subsequent three fiscal quarters), the maximum Leverage Ratio permitted under this Section 6.06 shall be increased to 4.50 to 1.00; provided, further, that there shall be at least two full fiscal quarters following the expiration of such increase before another such increase may be in effect.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default; Remedies. If any of the following events (“Events of Default”) shall occur:

(a) the Company shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of the Company in any Loan Document or in any report, certificate, financial statement or other written information provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the existence of the Company) or 5.09 or in Article VI;

(e) the Company shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to the Company (with a copy to the Administrative Agent in the case of any such notice from a Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, but only after the expiration of any applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, or, in the case of a Hedging Agreement, to terminate any related hedging transaction, in each case prior to its scheduled maturity or termination; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or any casualty with respect to, assets securing such Indebtedness, (ii) any prepayment, repurchase, redemption or defeasance of any Acquisition Indebtedness if the related Acquisition is not consummated, (iii) any Indebtedness that becomes due as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof, or any refinancing thereof, permitted under this Agreement or (iv) in the case of any Hedging Agreement, termination events or equivalent events pursuant to the terms of such Hedging Agreement not arising as a result of a default by the Company or any Subsidiary thereunder;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, moratorium, winding-up or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect or (ii) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, winding-up or other relief under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect (other than, in the case of any Subsidiary, a voluntary liquidation or dissolution permitted by Section 6.04(a)(E)), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in sub-clause (i) above, (iii) apply for or consent to the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the Board of Directors (or similar governing body) of the Company or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Section;

(j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more final judgments for the payment of money in an aggregate amount in excess of $200,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) provided by a financially sound insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against the Company, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Material Subsidiary to enforce any such judgment;

(l) one or more ERISA Events shall have occurred that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (A) terminate the Revolving Commitments and thereupon the Revolving Commitments shall terminate immediately, and (B) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in the case of any event with respect to the Company described in clause (h) or (i) of this Section, the Revolving Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the entity named as the Administrative Agent in the heading of this Agreement and its successors to serve in the applicable capacity under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent and each of the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth in the Loan Documents, and their duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and each of the Arrangers, as applicable: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, (c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company or any of its Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, (d) shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment), (e) shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company or any Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or each Arranger’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it with reasonable care, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered on account of, (i) any errors or omissions in the records maintained by the Administrative Agent as contemplated by Section 9.04(b)(iv) or (ii) any determination by the Administrative Agent that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) so long as no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) so long as no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as the Administrative Agent and, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) so long as no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing, appoint a successor. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the retiring Administrative Agent for the account of any Person other than the retiring Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the retiring Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.

Each Lender expressly acknowledges that none of the Administrative Agent nor the Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Company or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arrangers to any Lender as to any matter, including whether the Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each of the Company. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Each Lender and the Company waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against the Administrative Agent, any of its Affiliates or any Related Party of any of the foregoing any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

In case of the pendency of any proceeding with respect to the Company under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.14 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plan Investors in connection with the Loans or the Revolving Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and such Lender.

In addition, unless clause (i) of the immediately preceding paragraph is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (iv) of the immediately preceding paragraph, such Lender further (a) represents and warrants, as of the date such Person became a Lender party hereto and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Arrangers and their Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that: none of the Administrative Agent, the Arrangers or any of their Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the Transactions in that such Person or an Affiliate thereof (a) may receive interest or other payments with respect to the Loans, the Revolving Commitments and this Agreement, (b) may recognize a gain if it extended the Loans or the Revolving Commitments for an amount less than the amount being paid for an interest in the Loans or the Revolving Commitments by such Lender or (c) may receive fees or other payments in connection with the Transactions, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Notwithstanding anything herein to the contrary, the Arrangers shall not have any duties or obligations under this Agreement or any other Loan Document (except in their capacities, as applicable, as an Administrative Agent or a Lender), but all such Persons shall have the benefit of the indemnities and exculpatory provisions provided for hereunder or thereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and, except solely to the extent of the Company’s express rights to consent pursuant to and subject to the conditions set forth in this Article, the Company shall not have any rights as a third party beneficiary of any such provisions.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Company at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone and subject to paragraph (b) of this Section, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Company or the Administrative Agent, to the address (or fax number) or electronic mail address specified for such Person on Schedule 9.01; and

(ii) if to any Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (but if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Company may be delivered or furnished by electronic communications pursuant to procedures approved in advance by the recipient thereof; provided that approval of such procedures may be limited or rescinded by such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto.

(d) The Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. None of the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform, and the Administrative Agent expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Company, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of the Company’s or the Administrative Agent’s transmission of Communications through the Platform.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the making of the Loans shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.11(b), Section 2.18, Section 2.19 and Section 9.02(c) below, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Company, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (other than any waiver of or amendment to any default interest applicable pursuant to Section 2.10(c)), (iii) postpone the scheduled maturity date of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender directly and adversely affected thereby (subject to an extension of the Maturity Date in accordance with Section 2.18), (iv) change Section 2.08, 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (v) change any of the provisions of this paragraph or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, provided that, with the consent of the Required Lenders, the provisions of this paragraph and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans); provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the written consent of the Administrative Agent.

(c) Notwithstanding anything to the contrary in paragraph (b) of this Section:

(i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(ii) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (ii), (iii) or (iv) of the first proviso of paragraph (b) of this Section and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification;

(iii) in the case of any amendment, waiver or other modification referred to in the first proviso of paragraph (b) of this Section, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Lender that receives payment in full of the principal of and interest accrued on each Loan made by such Lender, and all other amounts owing to or accrued for the account of such Lender under this Agreement and the other Loan Documents, at the time such amendment, waiver or other modification becomes effective and whose Revolving Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification;

(iv) this Agreement and the other Loan Documents may be amended in the manner provided in Sections 2.11, 2.18, and 2.19;

(v) an amendment to this Agreement contemplated by the last sentence of the definition of the term “Applicable Rate” may be made pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders; and

(vi) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(d) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

(e) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Company (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) to change, modify or alter Section 2.15 or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in clause (e)(i) above.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of a single U.S. counsel, if reasonably necessary, a single regulatory counsel in each relevant regulatory field and, if reasonably necessary, a single local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions), in each case, for the Administrative Agent, any Arranger and their Affiliates taken as a whole, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, including the preparation, execution and delivery of the Commitment Letter and the Fee Letter, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (but limited to a single U.S. counsel, if reasonably necessary, a single regulatory counsel in each relevant regulatory field and, if reasonably necessary, a single local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions), in each case, for the Administrative Agent, the Arrangers and the Lenders, taken as a whole and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of U.S. counsel, if reasonably necessary, one regulatory counsel in each relevant regulatory field and, if reasonably necessary, one local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) for each such affected Person).

(b) The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Syndication Agent, the Documentation Agents, each Lender and each Related Party of any of the foregoing (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (but limited to a single U.S. counsel, if reasonably necessary, a single regulatory counsel in each relevant regulatory field and, if reasonably necessary, a single local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions), in each case, for the Indemnitees, taken as a whole and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of U.S. counsel, if reasonably necessary, one regulatory counsel in each relevant regulatory field and, if reasonably necessary, one local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) for each group of similarly affected Indemnitees), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Commitment Letter, the Fee Letter, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Commitment Letter, the Fee Letter, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any Subsidiary (or Person that was formerly a Subsidiary) of any of them, or any other Environmental Liability related in any way to the Company or any Subsidiary (or Person that was formerly a Subsidiary) of any of them or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Commitment Letter, the Fee Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnitee Parties or (2) a material breach of the obligations of such Indemnitee or any of its Related Indemnitee Parties under this Agreement or (B) arise from any dispute among the Indemnitees or any of their Related Indemnitee Parties, other than any claim, litigation, investigation or proceeding against the Administrative Agent, the Arrangers, Syndication Agent or Documentation Agents or any other titled person in its capacity or in fulfilling its role as such and other than any claim, litigation, investigation or proceeding arising out of any act or omission on the part of the Company or any of its Affiliates. Each Indemnitee shall be obligated to refund and return promptly any and all amounts actually paid by the Company to such Indemnitee under this paragraph for any Liabilities or expenses to the extent such Indemnitee is subsequently determined, by a court of competent jurisdiction by final and nonappealable judgment, to not be entitled to payment of such amounts in accordance with the terms of this paragraph. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Company fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent). For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate amount of the Loans and unused Revolving Commitments at the time outstanding or in effect (or most recently outstanding or in effect, if none of the foregoing shall be outstanding or in effect at such time).

(d) To the fullest extent permitted by applicable law, none of the Administrative Agent (and any sub-agent thereof), the Arrangers, the Syndication Agent, the Documentation Agents, any Lender or any Related Party of any of the foregoing (each such Person being called a “Lender-Related Person”) shall have any liability (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Lender-Related Person as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) To the fullest extent permitted by applicable law, the Company shall not have any liability, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided, that nothing in this paragraph (e) shall limit the Company’s indemnity and reimbursement obligations set forth in this Section or separately agreed.

(f) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than as expressly provided in Section 6.04(a)(B), the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, sub-agents of the Administrative Agent, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Company; provided that no consent of the Company shall be required (x) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (y) if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing; provided further, in each case, that the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Company and the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Company shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of $3,500; provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption with respect to the Revolving Facility delivered to it and records of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Administrative Agent and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c) (i) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitments and Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.12 or 2.14 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain records of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans or other rights and/or obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that any such Revolving Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall not have any responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Company in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any of the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agents, the Lenders or any Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document was executed and delivered or any credit was extended hereunder, and shall continue in full force and effect as long as the principal of or any interest accrued on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) and so long as any of the Revolving Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14, 2.15(d), 2.15(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the expiration or termination of the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates with respect to the Revolving Facility under the Commitment Letter and any commitment advices with respect to the Revolving Facility submitted by any Lender (but do not supersede any other provisions of the Commitment Letter or the Fee Letter that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Company agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on the Company to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Company enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Company without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or by such Affiliate to or for the credit or the account of the Company against any of and all the obligations then due of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations of the Company are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Affiliate of any Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE, OR CAUSE OF ACTION BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York sitting in New York County (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in New York County), and any appellate court from any thereof, in any suit, action or proceeding (whether in tort, contract, law or equity) arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and the Company hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such United States District Court or, if that court does not have subject matter jurisdiction, such Supreme Court. Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or any other Loan Document against the Company or any of its properties in the courts of any jurisdiction.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) [RESERVED].

(f) In the event the Company or any of its assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, the Company hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of, and not disclose, the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made either are informed of the confidential nature of such Information and instructed to keep such Information confidential or are subject to customary confidentiality obligations of employment or professional practice; provided that the disclosing Person shall be responsible for its Affiliates’ compliance with keeping the Information confidential in accordance with this Section, (b) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Person agrees to inform the Company promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law (except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority)), (c) to the extent required by applicable law or by any subpoena or similar legal process (in which case such Person agrees to inform the Company promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any Transactions, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section (which shall be deemed to include those required to be made in order to obtain access to information posted on IntraLinks, SyndTrak or any other Platform), to (i) any assignee of or Participant in (or its Related Parties), or any prospective assignee of or Participant in (or its Related Parties), any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Company or any Subsidiary and their respective obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company, (i) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement or any other Loan Document; provided that such information is limited to the information about this Agreement and the other Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Company or any Subsidiary that is not known by the Administrative Agent, Lender or Affiliate to be prohibited from disclosing such Information to such Person by a legal, contractual, or fiduciary obligation owed to the Company or any of its Subsidiaries or (iii) is independently developed by the Administrative Agent, any Lender or any Affiliate of the foregoing, or (k) to any credit insurance provider relating to the Company and its Obligations. For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or its businesses, other than any such information that is available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on the Administrative Agent or the Arrangers, such Persons may disclose Information as provided in this Section. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act Notice; Beneficial Ownership. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.15. No Fiduciary Relationship. The Company, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Company or any of its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders or their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Company and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including United States (Federal or state) and foreign securities laws.

(b) The Company and each Lender acknowledges that, if information furnished by or on behalf of the Company pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Company has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if the Company has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives. The Company agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Company that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof.

(c) If the Company does not file this Agreement with the SEC, then the Company hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public Side Lender Representatives. The Company acknowledges its understanding that Lenders, including their Public Side Lender Representatives, may be trading in securities of the Company and its Affiliates while in possession of the Loan Documents.

(d) The Company represents and warrants that none of the information contained in the Loan Documents constitutes or contains MNPI. To the extent that any of the executed Loan Documents at any time constitutes MNPI, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

SECTION 9.17. Reserved.

SECTION 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19. Amendment and Restatement.

(a) As of the Effective Date, this Agreement shall amend and restate the Existing Revolving Credit Agreement, but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to the Loans and the representations and warranties made thereunder) except as such rights or obligations are amended or modified hereby. The Existing Revolving Credit Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered pursuant to or in connection with the Existing Revolving Credit Agreement not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement to the same extent as if the modifications to the Existing Revolving Credit Agreement contained herein were set forth in an amendment to the Existing Revolving Credit Agreement in a customary form, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement, the Existing Revolving Credit Agreement or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto. Each reference in the Loan Documents to the Existing Revolving Credit Agreement shall, as of the Effective Date, be construed to be a reference to the Existing Revolving Credit Agreement as amended and restated by this Agreement. On the Effective Date, (i) all of the Revolving Commitments (as defined in the Existing Revolving Credit Agreement) of each lender that is a party to the Existing Revolving Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, all outstanding Obligations (as defined in the Existing Revolving Credit Agreement) owing to the Exiting Lenders shall be repaid in full and each Exiting Lender will cease to be a “Lender” under the Existing Revolving Credit Agreement and shall not be a Lender under this Agreement, (ii) each Person listed on Schedule 2.01 to this Agreement shall be a Lender under this Agreement with the Revolving Commitments allocated as set forth opposite its name on Schedule 2.01 and (iii) outstanding Loans (as defined in the Existing Revolving Credit Agreement), if any, shall be deemed assigned and assumed amongst the Lenders such that the Loans are held ratably amongst the Lenders in accordance with their Applicable Percentages.

(b) By its signature set forth below, the Company hereby ratifies and confirms to the Administrative Agent that, after giving effect to this Agreement and the transactions contemplated hereby, each of this Agreement and each other Loan Document to which the Company is a party continues in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles and the Company hereby ratifies and confirms each such Loan Document. Except as expressly set forth herein, the execution of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations. The Company hereby acknowledges that it has reviewed and consents to the terms and conditions of this Agreement and the transactions contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARVELL TECHNOLOGY, INC.

By:	/s/ Gregg Morrison
Name: Gregg Morrison
Title: Senior Vice President, Treasurer and Head of Global Tax

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

BANK OF AMERICA, N.A., as the Administrative Agent and a Lender

By:	/s/ James Haack
Name: Jaemes Haack
Title: Director

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Daniel Boselli
Name: Daniel Boselli
Title: Vice President

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

HSBC BANK USA, NATIONAL ASSOICATION, as a Lender

By:	/s/ John Houck
Name: John Houck
Title: Senior Associate

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Abhishek Joshi
Name: Abhishek Joshi
Title: Vice President

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

Mizuho Bank, Ltd., as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

MUFG BANK, LTD., as a Lender

By:	/s/ Eric Enberg
Name: Eric Enberg
Title: Director

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Nabeel Shah
Name: Nabeel Shah
Title: Executive Director

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Daniel Kurtz
Name: Daniel Kurtz
Title: Director

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Maria Mulic
Name: Maria Mulic
Title: Managing Director

By:	/s/ Michael Kowalczuk
Name: Daniel Boselli
Title: Managing Director

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

DBS Bank Ltd., as a Lender

By:	/s/ Goh Soo Ching
Name: Goh Soo Ching
Title: Assistant Vice President

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

Morgan Stanley Bank, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

OVERSEA-CHINESE BANKING CORPORATION LIMITED, NEW YORK AGENCY, as a Lender

By:	/s/ Grace Sun
Name: Grace Sun
Title: Managing Director

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

PNC BANK, NATIONAL ASSOICATION, as a Lender

By:	/s/ Kentaro Umezono
Name: Kentaro Umezono
Title: Vice President

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

THE BANK OF NOVA SOCTIA, as a Lender

By:	/s/ Yvonne Bai
Name: Dan Starr
Title: Director

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

The Toronto-Dominion Bank, New York Branch, as a Lender

By:	/s/ David Pearlman
Name: David Pearlman
Title: Authorized Signatory

[Signature Page to Third Amended and Restated Revolving Credit Agreement]

U.S. BANK NATIONAL ASSOICATION, as a Lender

By:	/s/ Matt S. Scullin
Name: Matt S. Scullin
Title: Senior Vice President

[Signature Page to Third Amended and Restated Revolving Credit Agreement]